Exhibit 4.6.2

Dated 23 October 2015

SIXTHONE CORP. and

SEVENTHONE CORP.

as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

HSH NORDBANK AG

as Agent, Mandated Lead Arranger, Swap Bank and Security Trustee

SECOND SUPPLEMENTAL AGREEMENT

relating to a senior secured loan facility

of (originally) up to US$37,300,000

Index

Clause		Page
1	Interpretation	2
2	Representations and Warranties	3
3	Agreement of the Creditor Parties	4
4	Conditions Precedent	4
5	Amendments to Loan Agreement and other Finance Documents	5
6	Further Assurances	7
7	Fees and Expenses	7
8	Communications	8
9	Supplemental	8
10	Law and Jurisdiction	8
Schedule 1 Lenders and Contributions		9
Execution Pages		10

THIS AGREEMENT is made on 23 October 2016

BETWEEN

(1)	SIXTHONE CORP. and SEVENTHONE CORP. as joint and several Borrowers;
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 herein, as Lenders;
(3)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Germany as Mandated Lead Arranger;
(4)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Germany as Agent;
(5)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Germany, as Security Trustee; and
(6)	HSH NORDBANK AG, acting through its office at Martensdamm 6, D-24103, Kiel, Germany as Swap Bank.

BACKGROUND

(A)

By a loan agreement dated 12 October 2012 (as amended and supplemented by a first supplemental agreement dated 13 February 2013 and a supplemental letter dated 19 February 2013, the "Loan Agreement") and made between (i) the Borrowers, (ii) the Lenders, (iii) the Mandated Lead Arranger, (iv) the Agent, (v) the Security Trustee and (vi) the Swap Bank, the Lenders agreed to make available to the Borrowers a senior secured loan facility in an amount of (originally) up to US$37,300,000. On the date of this Agreement, the principal amount outstanding under the Loan Agreement is US$28.919.070.

(B)

By a master agreement (on the 2002 ISDA (Multicurrency-Crossborder) form) together with the schedule thereto as amended dated as of 31 October 2012 and made between (i) the Borrowers and (ii) the Swap Bank, the Swap Bank agreed to enter into Designated Transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under the Loan Agreement to interest rate fluctuations.

(C)	The Borrowers and the Corporate Guarantor have requested (the “Requests”) that the Creditor Parties agree to (inter alia):
(i)

the substitution of the Corporate Guarantor (as corporate guarantor of the Borrowers’ obligations under the Loan Agreement and the other Finance Documents) with Pyxis Tankers Inc. (the “New Guarantor”);

(ii)	the release and discharge of the Corporate Guarantor from its obligations and liabilities under the corporate guarantee dated 31 October 2012;
(iii)	the change in the legal and ultimate beneficial ownership of the shares of the Borrowers; and
(iv)	the merger transaction of the New Guarantor involving the public offering of its share capital and subsequent listing of such share capital on a stock exchange acceptable to the Agent.
(D)	This Agreement sets out the terms and conditions on which the Creditor Parties agree to:
(i)	the Requests; and
(ii)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters (the “Consequential Amendments”).

IT IS AGREED as follows:

1	Interpretation
1.1	Defined expressions

Words and expressions defined in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions

In this Agreement, unless the contrary intention appears:

"Effective Date"  means the date on which the Agent confirms that the conditions precedent in Clause 4 have been satisfied;

"Existing Guarantee"  means the corporate guarantee dated 31 October 2012 and executed by the Corporate Guarantor in favour of the Security Trustee, referred to in Recital (C)(ii);

“IPO” means any initial registered public offering, public listing, merger or reverse takeover transaction with any IPO Vehicle, floatation or similar public offering on any stock exchange acceptable to the Agent in respect of the New Guarantor;

"IPO Subsidiary"  means each of the Borrowers, Secondone Corp., Thirdone Corp., Fourthone Corp. and Eighthone Corp. each a corporation incorporated and existing under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and, in the plural, means all of them;

“IPO Vehicles” means each of Maritime Technologies Corp. of Delaware, Looksmart Group, Inc. of Nevada and Looksmart, Ltd. of Delaware and, in the singular, means any of them;

"Loan Agreement"  means the loan agreement dated 12 October 2012 (as supplemented and amended by a first supplemental agreement dated 13 February 2013 and a supplemental letter dated 19 February 2013 and as may be further supplemented and amended from time to time) referred to in Recital (A);

"Master Agreement"  means the master agreement (on the 2002 ISDA (Multicurrency-Crossborder) form) and schedule thereto dated as of 31 October 2012 referred to in Recital (B); and

"New Guarantee"  means the guarantee referred to in Recital (C)(i), executed or to be executed by the New Guarantor in favour of the Security Trustee, guaranteeing the obligations of the Borrowers under the Loan Agreement and the other Finance Documents to which each Borrower is a party, in the Agreed Form;

"New Guarantor"  means Pyxis Tankers Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960; and

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	Representations and Warranties
2.1	Repetition of representations and warranties

The Borrowers hereby represent and warrant to the Agent, as at the date of this Agreement, that the representations and warranties set forth in clause 10 of the Loan Agreement (updated mutatis mutandis to the date of this Agreement) are true and correct as if all references therein to "this Agreement" were references to the Loan Agreement as amended by this Agreement.

2.2	Further representations and warranties

Each Borrower hereby further represent and warrant to the Agent that as at the date of this Agreement:

(a)

each is duly and validly incorporated and existing and in good standing under the laws of the Marshall Islands and has full power to enter into and perform its obligations under this Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)

all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement and the other Finance Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding;

(c)

each has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d)

the execution, delivery and performance of this Agreement and all such other documents as contemplated hereby does not and will not, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on each Borrower or on any of their property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and

(e)

each has fully disclosed in writing to the Agent all facts which it knows or which it should reasonably know and which are material for disclosure to the Agent in the context of this Agreement and all information furnished by that Borrower or on its behalf relating to its business and affairs in connection with this Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	Agreement of the Creditor Parties
3.1	Agreement of the Creditor Parties

The Creditor Parties, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Agreement, hereby agree with the Borrowers, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions set out in Clause 4, to:

(a)	the Requests; and
(b)	the Consequential Amendments.
3.2	Other parties’ agreement and confirmation

Each Borrower agrees and confirms that, save as amended and supplemented hereby and/or as contemplated herein, the Loan Agreement and the Finance Documents to which each is a party shall remain in full force and effect and each of the Borrowers shall remain liable under the Loan Agreement and the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.

3.3	Release of the Corporate Guarantor

With effect on and from (and subject to the occurrence of) the Effective Date, the Creditor Parties hereby irrevocably and unconditionally release and discharge the Corporate Guarantor from all its obligations and liabilities under the Existing Guarantee.

3.4	Effective Date

The agreement of the Lenders and the other Creditor Parties contained in Clauses 3.1 and 3.3 shall have effect on and from the Effective Date.

4	Conditions Precedent
4.1	Conditions precedent

The agreements of the Creditor Parties contained in Clauses 3.1 and 3.3 of this Agreement shall all be expressly subject to the condition that the Agent shall have received in form and substance satisfactory to it and its legal advisers on or before the Effective Date:

(a)	evidence that the persons executing this Agreement or the acknowledgement thereof on behalf of each Borrower or any other Security Party are duly authorised to execute the same;
(b)

a certificate of the Secretary of each Borrower and the New Guarantor confirming the names and offices of all the Directors of that Borrower and the New Guarantor together with its incorporation and constitutional documents;

(c)

true and complete copies of the resolutions passed at meetings of the Board of Directors and Shareholders of each Borrower and the New Guarantor authorising and approving the execution of this Agreement, the New Guarantee and any other document or action to which it is or is to be a party and authorising its appropriate officer or officers or other representatives to execute the same on its behalf;

(d)	the original of any power of attorney issued by each Borrower and the New Guarantor pursuant to the above resolutions;
(e)	an original of this Agreement duly executed by the parties to it and counter-signed by each Security Party;

(f)	a duly executed original of the New Guarantee;
(g)	evidence satisfactory to the Agent that each Borrower and each other IPO Subsidiary is a direct and fully owned subsidiary of the New Guarantor;
(h)

such documents and other evidence in such form as is requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or "client acceptance" or other similar identification procedures (including, but not limited to, specimen signatures of all the members or directors, as the case may be, and other officers of the New Guarantor) in relation to the transactions contemplated in the Finance Documents;

(i)

certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Agreement including, without limitation, any governmental and other official approvals and consents that may be necessary in accordance with applicable laws;

(j)	evidence that No Event of Default or Potential Event of Default is in existence on the Effective Date;
(k)

favourable opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of the Marshall Islands and such other relevant jurisdictions as the Agent may reasonably require; and

(l)	evidence that the agent referred to in Clause 31.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Agreement and the New Guarantee.
5	Amendments to Loan Agreement and other Finance Documents
5.1	Specific amendments to Loan Agreement

With effect on and from the Effective Date the Loan Agreement shall be amended as follows:

(a)	by substituting the definition of "Corporate Guarantor" in clause 1.1 of thereof with the following new definition:

“Corporate Guarantor” means Pyxis Tankers Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;”;

(b)	by inserting the following definition of “IPO” in clause 1.1 thereof in the correct alphabetical order:

“IPO” means any initial registered public offering, public listing, merger or reverse takeover transaction, floatation or similar public offering on any stock exchange acceptable to the Agent in respect of the Corporate Guarantor;”;

(c)	by substituting clause 11.6 (b) thereof in its entirety with the following new clause:

“(b) as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Corporate Guarantor, the audited consolidated annual accounts of the Corporate Guarantor and its subsidiaries (commencing with the accounts for the Financial Year ending on 31 December 2015);”

(d)	by substituting clause 11.6 (d) thereof in its entirety with the following new clause:

“(d) as soon as possible, but in no event later than 90 days after the end of each six-month period of each Financial Year of the Corporate Guarantor, the unaudited semi-annual consolidated accounts of the Corporate Guarantor and its subsidiaries for that six-month period (commencing with the semi-annual consolidated accounts for the six-month period ending on 30 June 2016);”

(e)	by substituting clause 11.7(a) thereof in its entirety with the following new clause:

“(a) be prepared by auditors acceptable to the Agent in accordance with all applicable laws and:

(i)	prior to the completion of a successful IPO, IFRS or GAAP; and
(ii)	upon the completion of a successful IPO, GAAP.”;
(f)	by deleting the period in the last line of clause 19.1(o) thereof and substituting it with the words “; or”;
(g)	by inserting immediately after the existing clause 19.1(o) thereof the following new clause 19.1(p):

"(p) following the completion of a successful IPO, without the prior consent of the Agent (acting upon the instructions of the Majority Lenders), the shares of the Corporate Guarantor cease to be listed on a stock exchange acceptable to the Agent.”;

(h)	by replacing the address details of the Borrowers in clause 28.2 (a) thereof with the following new details:
“c/o Pyxis Maritime Corp.
59 Konstantinou Karamanli Street
151 25 Marousi
Fax No: +30 210 6510 530
Attn: the Chief Financial Officer”;

(i)

the definition of, and references throughout the Loan Agreement to, each Security Document shall be construed as if the same referred to that Security Document as amended and supplemented by this Supplemental Agreement; and

(j)

by construing references throughout the Loan Agreement to "this Agreement", "hereunder" and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.2	Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement) shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)

the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement; and

(b)

by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.3	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and
(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.
6	Further Assurances
6.1	Borrowers’ and each Security Party's obligation to execute further documents etc.

Each Borrower and each Security Party shall:

(a)

execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Security Trustee may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step,

which the Agent may, by notice to the Borrowers, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances

Those purposes are:

(a)

validly and effectively to create any Security Interest or right of any kind which the Security Trustee intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and supplemented by this Agreement, and

(b)	implementing the terms and provisions of this Agreement.
6.3	Terms of further assurances

The Security Trustee may specify the terms of any document to be executed by the Borrowers or any Security Party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Security Trustee considers appropriate to protect its interests.

6.4	Obligation to comply with notice

The Borrowers or any Security Party shall comply with a notice under Clause 6.1 by the date specified in the notice.

7	Fees and Expenses
7.1	The provisions of clause 20.2 to 20.5 of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	Communications
8.1	General

The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	Supplemental
9.1	Counterparts

This Agreement may be executed in any number of counterparts.

9.2	Third Party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	Law and Jurisdiction
10.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions

The provisions of clause 31 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed by or on behalf of the parties and has, on the date stated at the beginning of this Agreement, been delivered as a Deed.

Schedule 1

Lenders and Contributions

Lender	Lending Office	Contribution (US Dollars)
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 D-20095, Hamburg Germany	35,300,000

Execution Pages

THE BORROWERS
SIGNED by	Konstantinos Lytras	)	/s/ Konstantinos Lytras
for and on behalf of		)
SIXTHONE CORP.		)

SIGNED by	Konstantinos Lytras	)	/s/ Konstantinos Lytras
for and on behalf of		)
SEVENTHONE CORP.		)

THE LENDERS
SIGNED by	Anthi Kekatou	)	/s/ Anthi Kekatou
for and on behalf of		)
HSH NORDBANK AG		)

MANDATED LEAD ARRANGER
SIGNED by	Anthi Kekatou	)	/s/ Anthi Kekatou
for and on behalf of		)
HSH NORDBANK AG		)

AGENT
SIGNED by	Anthi Kekatou	)	/s/ Anthi Kekatou
for and on behalf of		)
HSH NORDBANK AG		)

SECURITY TRUSTEE
SIGNED by	Anthi Kekatou	)	/s/ Anthi Kekatou
for and on behalf of		)
HSH NORDBANK AG		)

THE SWAP BANK
SIGNED by	Anthi Kekatou	)	/s/ Anthi Kekatou
for and on behalf of		)
HSH NORDBANK AG		)

Witness to all the	)	/s/ Konstantinos Mexias
above signatures	)
Name:
Address:

COUNTERSIGNED  this 23rd day of October 2015 for and on behalf of each of the following Security Parties which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this second supplemental agreement (the “Second Supplemental Agreement”), that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement, the Master Agreement and the other Finance Documents (each as amended and supplemented by the Second Supplemental Agreement).

/s/Valentios Valentis
Valentios Valentis
President for and on behalf of
PYXIS MARITIME CORP.